Exhibit 99.1
PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Marybeth Csaby
CEO and President	KCSA Worldwide
+1-775-356-9029	+212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com
Ormat Technologies, Inc. Announces Re-Purchase of Part-Ownership Interest in Certain of its Geothermal Power Projects from an Institutional Equity Investor
RENO, Nevada, November 3, 2009 — Ormat Technologies, Inc. (NYSE: ORA) today announced that on October 30 its wholly-owned subsidiary, Ormat Nevada Inc., concluded the purchase of all of the class B membership interests in OPC LLC held by Lehman-OPC LLC, an affiliate of Lehman Brothers Inc., for a purchase price of $18.5 million. A substantial portion of the sale of the class B membership interests by Ormat was accounted for as a financing. As a result, the repurchase of these interests at a discount will result in a pre-tax gain of approximately $13 million in the fourth quarter of 2009.
OPC LLC was initially established by Ormat Nevada to hold its Desert Peak 2, Steamboat Hills, Galena 2, and Galena 3 geothermal power projects (all located in Nevada) jointly with Morgan Stanley Geothermal LLC, an affiliate of Morgan Stanley & Co. Incorporated, and Lehman-OPC LLC, as institutional equity investors.
The purchase from Lehman-OPC LLC of all of its class B membership interests was concluded pursuant to a right of first offer in favor of each of the members of OPC LLC under its limited liability company agreement. Ormat Nevada will continue to operate and maintain the projects and will continue to receive initially all of the distributable cash flow generated by the projects until it gets back the capital it has invested in the projects. In addition, in its capacity as a holder of the acquired class B membership interests,

Ormat Nevada will now also be entitled to a share of the production tax credits and the taxable income or loss, and the distributable cash flow after it has received its return of capital.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has built over approximately 1,200 MW of plants half for its own account and half as supplies to utilities and developers. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2 and Peetz; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria; in Nicaragua — Momotombo and in New Zealand — GDL.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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